Exhibit 3.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF ‘‘GENTA INCORPORATED’’, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 4:46 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2151090 8100 060589240	[SEAL]	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4838464 DATE: 06-19-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:48 PM 06/19/2006
FILED 04:46 PM 06/19/2006
SRV 060589240 – 2151090 FILE

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

* * * *

Genta Incorporated, a Delaware corporation (hereinafter called the ‘‘Corporation’’), does hereby certify as follows:

FIRST: The Corporation's Certificate of Incorporation is hereby amended by deleting the first sentence of Article IV(A) and substituting in lieu thereof the following:

‘‘(A) Classes of Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred and fifty-five million (255,000,000), of which two hundred and fifty million (250,000,000) shares shall be common stock, par value $.001 per share (the ‘‘Common Stock’’), and five million (5,000,000) shares shall be preferred stock, par value $.001 per share (the ‘‘Preferred Stock’’).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Genta Incorporated has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this 16th day of June, 2006.

GENTA INCORPORATED
By: /s/ Raymond P. Warrell, Jr., M.D.
Title: Chief Executive Officer